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                                                                    EXHIBIT 23.6



October 12, 1999



Board of Directors
Security First Technologies Corporation
3390 Peachtree Road, NE, Suite 1700
Atlanta, Georgia 30326

Re: Registration Statement (File No. 333-82771) of Security First Technologies Corporation


Gentlemen and Madame:


Reference is made to our opinion letter dated September 23, 1999 with respect to the fairness from a financial point of view to Security First Technologies Corporation (the "Company") of the exchange ratio of 0.200 shares of Common Stock, par value $0.01 per share, of the Company to be issued for each share of Common Stock, par value $0.001 per share, of VerticalOne Corporation ("VerticalOne") pursuant to the Agreement and Plan of Merger, dated as of September 23, 1999, among VerticalOne, VerticalOne Acquisition Corporation, a wholly-owned subsidiary of the Company, and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary of the Prospectus/Proxy Statement-The Edify Transaction-Opinions of Financial Advisors", "Summary of the Prospectus/Proxy Statement-The VerticalOne Transaction-Opinion of S1's Financial Advisor", "Background of the Transactions", "The VerticalOne Transaction-S1's Reasons for the VerticalOne Transaction" and "The VerticalOne Transaction-Opinion of S1's Financial Advisor" and to the inclusion of the foregoing opinion in the above-mentioned Proxy Statement/Prospectus included in the above-mentioned Registration Statement, as amended. In giving such consent, we do not thereby admit that we come within the category of persons